Exhibit 11.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Offering Statement of The3rdBevco Inc. on Form 1-A/A of our report dated February 10, 2022 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of The3rdBevCo Inc. as of December 31, 2020 and for the period from October 2, 2019 (Inception) to December 31, 2019, which report appears in the Amended Offering Circular, which is part of this Amended Offering Statement.

/s/ D. Brooks and Associates CPAs, P.A.

D. Brooks and Associates CPAs, P.A.
February 16, 2022